EXHIBIT 99.1

QCR Holdings, Inc. Announces a Cash Dividend of $0.06 Per Share

MOLINE, Ill., Aug. 22, 2025 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced that on August 20, 2025, the Company’s Board of Directors declared a cash dividend of $0.06 per share payable on October 3, 2025, to stockholders of record on September 18, 2025.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Guaranty Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company has 36 locations in Iowa, Missouri, and Illinois. As of June 30, 2025, the Company had $9.2 billion in assets, $6.8 billion in loans and $7.3 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Nick W. Anderson
Chief Financial Officer
(309) 743-7707
nanderson@qcrh.com